ANNUAL REPORT
Chevy Chase Auto Receivables Trust 2000-2
$ 318,684,000.00 Auto Receivables Backed Certificates
For the Year Ended December 31, 2002




           PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
              DIST        DIST       LOSSES    LOSS %     DELQ.        %

          ____________ ___________ ___________ ________ ____________ _______
 Jan-2002   7,160,171   1,066,383     171,493    1.13%    8,260,095    4.54%
 Feb-2002   7,801,512   1,025,809     430,552    2.97%    6,826,666    3.92%
 Mar-2002   7,042,212     981,600     450,327    3.24%    6,086,816    3.65%
 Apr-2002   7,479,615     941,694     388,709    2.94%    5,974,793    3.76%
 May-2002   7,080,762     899,151     438,615    3.48%    5,196,088    3.43%
 Jun-2002   7,163,720     858,731     325,341    2.71%    5,363,529    3.73%
 Jul-2002   6,212,598     817,838     431,791    3.77%    4,811,430    3.50%
 Aug-2002   6,470,435     782,375     352,350    3.23%    4,813,059    3.68%
 Sep-2002   6,542,627     745,439     456,418    4.42%    5,064,859    4.09%
 Oct-2002   5,833,443     708,092     358,571    3.65%    4,565,584    3.87%
 Nov-2002   5,788,070     674,793     360,567    3.87%    5,068,626    4.53%
 Dec-2002   5,540,419     641,752     395,645    4.48%    5,293,554    4.99%

          ____________ ___________ ___________
  Totals   80,115,584  10,143,658   4,560,377

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.